Exhibit 99.1
The Container Store Group, Inc. Announces First Quarter 2024 Financial Results
First quarter consolidated net sales of $181.9 million, down 12.2% compared to the first quarter of fiscal 2023, including 10 basis points of negative foreign exchange impact

Comparable store sales^ down 13.7% compared to the first quarter of fiscal 2023; Custom Spaces+ up 1.9% more than offset by a decline in general merchandise categories

First quarter loss per share of $0.30 compared to loss per share of $0.24 in the first quarter of fiscal 2023; Adjusted loss per diluted share* of $0.26 compared to adjusted loss per diluted share of $0.21 in the first quarter of fiscal 2023

Coppell, TX — August 6, 2024 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the first quarter of fiscal 2024 ended June 29, 2024.
For the first quarter of fiscal 2024:
•Consolidated net sales were $181.9 million, down 12.2%, compared to the first quarter of fiscal 2023. Net sales in The Container Store retail business (“TCS”) were $171.5 million, down 12.1%. Elfa International AB (“Elfa”) third-party net sales were $10.3 million, down 13.7% compared to the first quarter 2023. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 12.4%.
•Comparable store sales^ decreased 13.7%, with general merchandise categories down 21.8%, contributing a decrease of 1,440 basis points to comparable store sales^. Custom Spaces+ were up 1.9%, positively impacting comparable store sales^ by 70 basis points.
•Consolidated net loss and net loss per share were $14.7 million and $0.30 per diluted share, compared to net loss of $11.8 million and $0.24 per diluted share, respectively, in the first quarter of fiscal 2023. Adjusted net loss per diluted share* was $0.26 compared to adjusted net loss per diluted share* of $0.21 in fiscal 2023.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “Our first quarter sales results continued to be impacted by ongoing macro-related headwinds though we were encouraged by sequential monthly improvement over last year in general merchandise and Custom Spaces. The sequential improvement in Custom Spaces resulted in positive comparable sales growth for the quarter. We attribute this change in sales trajectory to the strength of our Garage+ and Decor+ by Elfa launches, and our premium wood-based line Preston, which had the best sales order quarter in its history. Additionally, we were excited by the positive customer response to our recent new and relocated stores and look forward to the two remaining new stores we have planned in this fiscal year. While we cannot control the current macro environment, we are pleased with the progress we are making on our initiatives and continue to believe in the opportunities ahead as more and more customers realize the power of organization.”
First Quarter Fiscal 2024 Results
For the first quarter (thirteen weeks) ended June 29, 2024:
•Consolidated net sales were $181.9 million, down 12.2%, compared to the first quarter of fiscal 2023.
◦Net sales in TCS were $171.5 million, down 12.1%.
◦Comparable store sales^ decreased 13.7%, with general merchandise categories down 21.8%, contributing a decrease of 1,440 basis points to comparable store sales^. Custom Spaces+ were up 1.9%, positively impacting comparable store sales^ by 70 basis points.

◦Online sales decreased 25.6% compared to the first quarter of fiscal 2023.
◦Elfa third-party net sales were $10.3 million, down 13.7% compared to the first quarter of fiscal 2023. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 12.4% primarily due to a decline in sales in Nordic markets.
•Consolidated gross margin was 58.3%, an increase of 300 basis points, compared to the first quarter of fiscal 2023. TCS gross margin increased 340 basis points to 57.9% primarily due to lower freight costs, decreased promotional activity, and favorable product and services mix. Elfa gross margin increased 470 basis points compared to the first quarter of fiscal 2023 primarily due to price increases to customers.
•Consolidated selling, general and administrative expenses (“SG&A”) decreased $6.0 million, or 5.4% to $105.4 million in the first quarter of fiscal 2024 from $111.4 million in the first quarter of fiscal 2023. SG&A as a percentage of net sales increased 410 basis points to 57.9%, with the increase primarily due to deleverage of fixed costs associated with lower sales and increased marketing spend in the first quarter of fiscal 2024.
•A non-cash long-lived asset impairment charge of $0.9 million was recorded in the first quarter of fiscal 2024 related to a previously communicated, planned store closure in fiscal 2024.
•Consolidated other expenses was $1.7 million in the first quarter of fiscal 2024, primarily due to legal and professional fees related to the strategic alternatives review incurred in the first quarter of fiscal 2024.
•Consolidated net interest expense increased 10.1% to $5.5 million in the first quarter of fiscal 2024 from $5.0 million in the first quarter of fiscal 2023. The increase was primarily due to higher borrowings under the Revolving Credit Facility, as well as a higher interest rate on the Senior Secured Term Loan Facility, during the first quarter of fiscal 2024 compared to the first quarter of fiscal 2023.
•The effective tax rate was 23.4% in the first quarter of fiscal 2024, as compared to 23.3% in the first quarter of fiscal 2023.
•Net loss was $14.7 million, or $0.30 per diluted share, in the first quarter of fiscal 2024 compared to net loss of $11.8 million, or $0.24 per diluted share, in the first quarter of fiscal 2023. Adjusted net loss* was $12.7 million, or $0.26 per diluted share, in the first quarter of fiscal 2024 compared to adjusted net loss* of $10.1 million, or $0.21 per diluted share, in the first quarter of fiscal 2023.
•Adjusted EBITDA* was $1.7 million in the first quarter of fiscal 2024 compared to $2.9 million in the first quarter of fiscal 2023.
New and Existing Stores
As of June 29, 2024, the Company store base was 103 as compared to 97 as of July 1, 2023. The Company opened one store and relocated one store during the first quarter of fiscal 2024. Subsequent to the end of the first quarter of fiscal 2024, the Company opened a new store in Ashburn, Virginia and continues to plan to open two more new stores in the remainder of fiscal 2024, as well as close one store. All new and relocated stores in fiscal 2024 are build-to-suit.
Balance sheet and liquidity highlights:

(In thousands) (unaudited)	June 29, 2024	July 1, 2023

Cash	$44,088	$12,155
Total debt, net of deferred financing costs	$216,734	$185,388
Liquidity[1]	$95,446	$94,187
Net cash used in operating activities	$(8,110)	$(2,988)
Free cash flow*	$(16,709)	$(11,886)
_____________________________________________
(1)Cash plus availability on revolving credit facilities.

Share repurchase
There were no repurchases during the first quarter of fiscal 2024. The Company has $25 million remaining of the original $30 million authorization for share repurchases.
Fiscal 2024 To Date Commentary
As the Company continues to evaluate strategic alternatives, it is not providing financial guidance. The Container Store has not set a deadline or definitive timetable for the completion of the strategic alternatives review process, and there can be no assurance that this process will result in any particular outcome. The Container Store does not intend to comment further regarding the review of strategic alternatives until it determines disclosure is necessary or advisable.
Jeff Miller, Chief Financial Officer, commented, "Second quarter fiscal 2024 to date, our year over year sales decline has improved slightly from the decline we just reported for the first quarter of fiscal 2024. Our performance continues to be driven by relative strength in our Custom Spaces business with year over year growth in our Elfa and Preston product lines. However, our general merchandise category remains challenged resulting in double-digit year-over-year total sales declines, though not of the magnitude reported for the first quarter of fiscal 2024."
References
* See Reconciliation of GAAP to Non-GAAP Financial Measures table.
+ Custom Spaces includes metal-based and wood-based custom space products and in-home installation services.
^ Comparable store sales includes all net sales from our TCS segment, except for sales from stores open less than sixteen months, stores that have been closed permanently, stores that have been closed temporarily for more than seven days and C Studio sales to third parties.
Conference Call Information
A conference call to discuss first quarter fiscal 2024 financial results is scheduled for today, August 6, 2024, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13744077. The replay will be available until September 6, 2024.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our strategic alternatives review process, second quarter fiscal 2024 to date sales trends, our goals, strategies, priorities, challenges and initiatives, growth opportunities, and expected store openings and closures.
These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the timeline for the completion of the strategic alternatives review process is unknown and there can be no assurance that the process will result in any particular outcome; the sales trends for second quarter 2024 to-date discussed in this press release are preliminary and subject to change as the quarter progresses; a decline in the health of the economy and the purchase of discretionary items; results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate, or manage inventory commensurate with, consumer preferences and demand; our inability to obtain merchandise from our vendors on a timely basis and at competitive prices; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our manufacturing facilities; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers and domestic and international manufacturing facilities; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; failure to comply with laws and regulations relating to privacy, data protection, and consumer protection; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; any failure to meet the NYSE's continued listing standards could result in the delisting of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; and our failure to establish and maintain effective internal controls.
These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on May 28, 2024 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
About The Container Store
The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of organizing solutions, custom spaces, and in-home services – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to transform lives through the power of organization.
Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.
Follow The Container Store on Facebook, X, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.
Consolidated statements of operations

	Fiscal Quarter Ended
(In thousands, except share and per share amounts) (unaudited)	June 29, 2024	July 1, 2023

Net sales	$181,861	$207,112
Cost of sales (excluding depreciation and amortization)	75,766	92,563
Gross profit	106,095	114,549
Selling, general, and administrative expenses (excluding depreciation and amortization)	105,350	111,380
Stock-based compensation	318	474
Pre-opening costs	747	185
Depreciation and amortization	10,873	10,512
Long-lived asset impairment charges	901	—
Other expenses	1,686	2,453
(Gain) loss on disposal of assets	(23)	1
Loss from operations	(13,757)	(10,456)
Interest expense, net	5,468	4,967
Loss before taxes	(19,225)	(15,423)
Benefit for income taxes	(4,493)	(3,586)
Net loss	$(14,732)	$(11,837)

Net loss per common share — basic and diluted	$(0.30)	$(0.24)

Weighted-average common shares — basic and diluted	49,665,345	49,252,869

The Container Store Group, Inc.
Consolidated balance sheets

(In thousands)	June 29, 2024	March 30, 2024	July 1, 2023
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$44,088	$21,000	$12,155
Accounts receivable, net	22,609	22,010	21,870
Inventory	157,758	158,434	170,512
Prepaid expenses	14,001	12,940	14,624
Income taxes receivable	4,571	5,118	964
Other current assets	8,870	11,046	9,985
Total current assets	251,897	230,548	230,110
Noncurrent assets:
Property and equipment, net	152,791	155,402	157,747
Noncurrent operating lease right-of-use assets	401,927	400,188	353,402
Goodwill	—	—	23,447
Trade names	146,632	146,449	219,894
Deferred financing costs, net	84	97	137
Noncurrent deferred tax assets, net	485	393	517
Other assets	4,853	3,288	2,702
Total noncurrent assets	706,772	705,817	757,846
Total assets	$958,669	$936,365	$987,956

The Container Store Group, Inc.
Consolidated balance sheets (continued)

(In thousands, except share and per share amounts)	June 29, 2024	March 30, 2024	July 1, 2023
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$60,815	$59,873	$53,305
Accrued liabilities	66,970	70,076	68,218
Current portion of long-term debt	2,181	2,166	2,055
Current operating lease liabilities	62,045	60,692	59,996
Income taxes payable	261	280	670
Total current liabilities	192,272	193,087	184,244
Noncurrent liabilities:
Long-term debt	214,553	174,611	183,333
Noncurrent operating lease liabilities	379,472	378,524	320,845
Noncurrent deferred tax liabilities, net	20,146	24,185	45,062
Other long-term liabilities	6,585	6,267	5,394
Total noncurrent liabilities	620,756	583,587	554,634
Total liabilities	813,028	776,674	738,878

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,788,349 shares issued at June 29, 2024; 49,607,811 shares issued at March 30, 2024; 49,390,882 shares issued at July 1, 2023	498	496	494
Additional paid-in capital	874,203	873,927	872,536
Accumulated other comprehensive loss	(33,039)	(33,443)	(34,113)
Retained deficit	(696,021)	(681,289)	(589,839)
Total shareholders’ equity	145,641	159,691	249,078
Total liabilities and shareholders’ equity	$958,669	$936,365	$987,956

The Container Store Group, Inc.
Consolidated statements of cash flows

	Fiscal Quarter Ended
(In thousands) (unaudited)	June 29, 2024	July 1, 2023
Operating activities
Net loss	$(14,732)	$(11,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,873	10,512
Stock-based compensation	318	474
Long-lived asset impairment charges	901	—
(Gain) loss on disposal of assets	(23)	1
Deferred tax benefit	(4,334)	(3,975)
Non-cash interest	471	471
Other	362	193
Changes in operating assets and liabilities:
Accounts receivable	(830)	5,894
Inventory	771	(234)
Prepaid expenses and other assets	(736)	1,173
Accounts payable and accrued liabilities	(1,620)	(8,707)
Net change in lease assets and liabilities	(99)	4,101
Income taxes	531	(739)
Other noncurrent liabilities	37	(315)
Net cash used in operating activities	(8,110)	(2,988)

Investing activities
Additions to property and equipment	(8,599)	(8,898)
Investments in non-qualified plan trust	(22)	(128)
Proceeds from non-qualified plan trust redemptions	311	83
Proceeds from sale of property and equipment	52	1
Net cash used in investing activities	(8,258)	(8,942)

Financing activities
Borrowings on revolving lines of credit	—	12,799
Payments on revolving lines of credit	—	(15,180)
Borrowings on long-term debt	40,000	20,000
Payments on long-term debt	(543)	(518)
Payment of taxes with shares withheld upon restricted stock vesting	(40)	(140)
Net cash provided by financing activities	39,417	16,961

Effect of exchange rate changes on cash	39	166

Net increase in cash	23,088	5,197
Cash at beginning of fiscal period	21,000	6,958
Cash at end of fiscal period	$44,088	$12,155

Note Regarding Non-GAAP Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.
The Company presents adjusted net income (loss), adjusted net income (loss) per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
The Company defines adjusted net income (loss) as net income (loss) before restructuring charges, severance charges, acquisition-related costs, impairment charges related to intangible assets, loss on extinguishment of debt, certain losses (gains) on disposal of assets, legal settlements and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per common share - diluted as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.
The Company defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with the Company’s credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.
The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.
The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)
The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income (loss) and GAAP net income (loss) per common share - diluted.

	Fiscal Quarter Ended
	June 29, 2024	July 1, 2023
Numerator:
Net loss	$(14,732)	$(11,837)
Long-lived asset impairment charges(a)	901	—
Severance and retention charges(b)	53	2,453
Strategic alternatives fees(c)	1,632	—
Taxes(d)	(547)	(749)
Adjusted net loss	$(12,693)	$(10,133)

Denominator:
Weighted-average common shares — basic and diluted	49,665,345	49,252,869

Net loss per common share — basic and diluted	$(0.30)	$(0.24)

Adjusted net loss per common share — diluted	$(0.26)	$(0.21)
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(a)Non-cash long-lived asset impairment charge was recorded in the first quarter of fiscal 2024 related to a store which has been identified for closure in fiscal 2024, which we do not consider in our evaluation of ongoing performance.
(b)Severance and retention charges recorded in other expenses in the first quarter of fiscal 2024 and 2023, which we do not consider in our evaluation of ongoing performance.
(c)Expenses associated with legal and professional fees related to our review of strategic alternatives incurred in the first quarter of fiscal 2024, which we do not consider in our evaluation of ongoing performance.
(d)Tax impact of adjustments to net loss that are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Fiscal Quarter Ended
	June 29, 2024	July 1, 2023
Net loss	$(14,732)	$(11,837)
Depreciation and amortization	10,873	10,512
Interest expense, net	5,468	4,967
Benefit for income taxes	(4,493)	(3,586)
EBITDA	$(2,884)	$56
Pre-opening costs(a)	747	185
Non-cash lease expense(b)	(132)	(174)
Long-lived asset impairment charges(c)	901	—
Stock-based compensation(d)	318	474
Foreign exchange losses (gains)(e)	2	(75)
Severance and retention charges(f)	53	2,453
Strategic alternatives fees(g)	1,632	—
Non-cash inventory reserve(h)	1,081	—
Adjusted EBITDA	$1,718	$2,919
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(a)Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments.
(c)Non-cash long-lived asset impairment charge was recorded in the first quarter of fiscal 2024 related to a store which has been identified for closure in fiscal 2024, which we do not consider in our evaluation of ongoing performance.
(d)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(e)Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of ongoing performance.
(f)Severance and retention charges recorded in other expenses in the first quarter of fiscal 2024 and 2023, which we do not consider in our evaluation of ongoing performance.
(g)Expenses associated with legal and professional fees related to our review of strategic alternatives incurred in the first quarter of fiscal 2024, which we do not consider in our evaluation of ongoing performance.
(h)Non-cash charges related to lower of cost or market inventory reserve, which was recorded in the first quarter of fiscal 2024, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Thirteen Weeks Ended
	June 29, 2024	July 1, 2023
Net cash used in operating activities	$(8,110)	$(2,988)
Less: Additions to property and equipment	(8,599)	(8,898)
Free cash flow	$(16,709)	$(11,886)